Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended November 30, 2009

(dollars in thousands)

Domestic Card Metrics	November 2009
Net Principal Charge-Offs	$480,084
Average Loans Held for Investment	$60,026,302
Annualized Net Charge-Off Rate	9.60%
30 Days + Delinquencies	$3,517,484
Period-end Loans Held for Investment	$59,872,204
30 Days + Delinquency Rate	5.87%

Auto Finance Metrics
Net Principal Charge-Offs	$57,375
Average Loans Held for Investment	$18,759,469
Annualized Net Charge-Off Rate	3.67%
30 Days + Delinquencies	$1,776,988
Period-end Loans Held for Investment	$18,561,196
30 Days + Delinquency Rate	9.57%

International Card Metrics
Net Principal Charge-Offs	$65,406
Average Loans Held for Investment	$8,260,900
Annualized Net Charge-Off Rate	9.50%
30 Days + Delinquencies	$549,829
Period-end Loans Held for Investment	$8,331,412
30 Days + Delinquency Rate	6.60%

Reconciliation to GAAP Measures

Our “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under accounting principles generally accepted in the United States (“GAAP”). We generate earnings from our “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Our “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which they originated. For this reason, we believe the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

Net Charge-Off Rate

Average Loans Held for Investment used in the calculation of the Annualized Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.

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